Exhibit 10.36

MATRIA HEALTHCARE, INC.
BOARD OF DIRECTORS
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

I.    PURPOSE : The primary purpose of the Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending to the Board director nominees for the next annual meeting of shareholders, and recommending to the Board a set of corporate governance principles applicable to the Corporation. The Committee also provides assistance to the Board and the Chairman of the Board in the areas of Committee selection and rotation practices, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Committee’s goal is to assure that the composition, practices, and operation of the Board contribute to value creation and effective representation of the Corporation’s shareholders.

II.  COMMITTEE MEMBERS : The Committee shall be comprised solely of at least three but not more than five non-officer directors each of whom meet any applicable NASDAQ listing requirements for eligibility to serve on such a committee. Committee members shall be appointed and may be removed by the Board of Directors.

III.  COMMITTEE MEETINGS : The Committee will meet at least two times a year, with authority to convene additional meetings as circumstances require. The Committee will invite members of management and others to attend meetings and provide pertinent information, as necessary. Meeting agendas will be prepared, along with appropriate briefing materials. Minutes will be prepared and the Committee will report to the Board the results of its meetings.

IV.   DUTIES AND RESPONSIBILITIES : The Committee has the following specific duties, in addition to any additional similar matters which may be referred to the Committee from time to time by the full Board or the Chairman of the Board or which the Committee raises on its own initiative:

1.        Identifies and makes recommendations to the full Board of Directors concerning all nominees for Board membership, including the re-election of existing Board members. The Committee shall select individuals as director nominees who the Committee believes have the highest personal and professional integrity, have demonstrated ability and judgment and will be effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.

2.        Evaluates and makes recommendations to the full Board of Directors concerning the number and accountability of Board Committees. Recommends to the full Board of Directors for its approval Committee assignments.

3.        Develops and recommends to the Board of Directors for its approval a set of corporate governance guidelines. Reviews the guidelines on an annual basis, or more frequently, if appropriate, and recommends changes as necessary.

4.        Reviews issues and developments relating to corporate governance and makes recommendations to the full Board of Directors.

5.        Periodically reviews and makes recommendations to the full Board of Directors regarding Director orientation, compensation and continuing education.

6.        Evaluates annually the Committee’s performance in accordance with applicable law and NASDAQ listing requirements.

V.   ENGAGEMENT OF ADVISORS : The Committee shall have the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

VI.  DELEGATION . The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.